December 31, 2022

Mr. Phillip Benjamin (Ben) Berry
Via Email

Strictly private and confidential

Dear Ben,
Congratulations! We are very pleased to offer you a promotion to the position of Chief Financial Officer and Senior Vice President, Enovis Corporation, reporting directly to me. This offer has been approved by the Compensation and Human Capital Management Committee of the Board of Directors.

We look forward to having you as a part of our executive leadership team, adding your skills, experiences and talent to our group. We believe Enovis is the type of organization that has the vision, culture and opportunities to further your career success and a tremendous opportunity to build long-term wealth in the growth and profitability of Enovis.

Date of Appointment    Your appointment is effective on January 1, 2023.

Base Salary    Your annual salary will be US $500,000 payable bi-weekly. You will be eligible for an annual merit increase based on benchmark and company merit increase guidelines, beginning in March 2024.

Annual Cash Bonus    You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target annual MIP bonus payout of 75% of your base salary. The actual MIP payout is based on the achievement of Enovis financial performance against pre-set threshold, target, and maximum levels (the “financial factor”), as well as your individual performance factor, which is a multiplier that ranges from 0 to 1.5 times the financial factor. The maximum payout is 250% of target.

Equity Awards    You will be eligible for annual equity grants starting in 2023 based on your position and performance in accordance with our equity guidelines. The current target for your position is $1,200,000. The effective grant date is expected to be in February at the same time as the Enovis annual grant process occurs. Annual equity awards are currently delivered in a combination of stock options, restricted stock units and performance-based restricted stock units, as determined from time to time by the Compensation and Human Capital Management Committee.

The terms and conditions of equity awards will be in accordance with the Enovis' 2020 Omnibus Incentive Plan or successor plan.

401(k)    You will continue to be eligible to participate in the Enovis 401(k) Savings Plan Plus with matching contributions. Enovis matches 100% of the first 4% that you contribute, and these matching contributions vest immediately.

NQ Deferred Comp    You will have the opportunity to defer up to 50% of base salary and 75% bonus in the nonqualified deferred compensation and optimize the company matching contribution above the IRS thresholds in 401(k). Enovis matches 100% of the first 4% that you contribute, and these matching contributions vest immediately.

Health Benefits    You and your family will continue to be eligible to participate in the health & welfare benefits including medical, dental, vision, short term and long-term disability, life and accidental death and dismemberment insurance.

Perquisites    You will be eligible for a reimbursement of up to $10,000 annually for financial planning and tax preparation expenses on your behalf.

Vacation & Holidays    You will be eligible for four weeks of vacation, plus four floating holidays and any company-paid holidays. Number of floating holidays is determined annually.

Severance    You are eligible for the current Enovis Executive Officer Severance Plan (the “Severance Plan”). However, notwithstanding any provision to the contrary in the Severance Plan, in the event your employment is terminated involuntarily, not for cause, you will instead receive one times your current base salary and one times your target annual bonus.

    In the event your employment is terminated within two years after a Change in Control, your severance benefit will be determined in accordance with the Company’s Change in Control Agreement for executive officers, which you will enter into in with the Company on the date of your appointment as Chief Financial Officer.

Restrictive Covenants    The confidentiality, non-compete, non-solicitation and other covenants contained in your existing Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement, dated March 10, 2020, that you entered into upon the commencement of your employment with DJO, LLC will remain in effect, and by signing this letter below, you hereby acknowledge that you are in receipt of such agreement.

Ben, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice.

Congratulations again on your promotion. I look forward to working together as we take the business to the next level of growth and success!

Sincerely,    ACKNOWLEGED & ACCEPTED:

    /s/ Matthew L. Trerotola
Matthew L. Trerotola                /s/ Phillip B. Berry        12/31/2022
Chief Executive Officer    Phillip Benjamin (Ben) Berry    Date Enovis Corporation